Exhibit 8.2

1201 MAIN STREET, 22ND FLOOR (29201-3226) POST OFFICE BOX 11889 (29211-1889) COLUMBIA, SOUTH CAROLINA TELEPHONE 803.779.3080 FACSIMILE 803.765.1243 WEBSITE www.hsblawfirm.com

August 6, 2014

First Citizens Bancorporation, Inc.

1230 Main Street

Columbia, SC 29201

Re:	Merger of First Citizens Bancorporation, Inc. and First Citizens BancShares, Inc.
HSB File No. 30024.0001

Ladies and Gentlemen:

We have acted as counsel for First Citizens Bancorporation, Inc., a South Carolina corporation (“FCB South”), in connection with the proposed merger (the “Merger”) of FCB South with and into First Citizens BancShares, Inc., a Delaware corporation (“FCB North”), pursuant to an Agreement and Plan of Merger by and between First Citizens Bancorporation, Inc. and First Citizens BancShares, Inc. dated as of June 10, 2014, as amended by First Amendment to Agreement and Plan of Merger dated as of July 29, 2014 (the “Agreement”).

You have requested our opinion regarding certain federal income tax consequences of the Merger pursuant to Section 7.3(e)(i) of the Agreement. In providing our opinion, we have reviewed the Agreement, the Registration Statement filed on Form S-4 in connection with the Merger, letters provided to us by representatives of FCB South and FCB North regarding certain matters relevant to the opinions set forth herein (“Representation Letters”), and such other documents as we have deemed necessary to render the opinions set forth herein.

In addition, we have assumed, with your permission, the following matters:

(1)	We have assumed that the statements concerning the Merger and the parties thereto set forth in the Agreement are true, correct and complete, and that the Registration Statement is true, correct and complete (other than the information provided in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” as to which no assumption is made hereunder).

(2)	We have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants and agreements contained in the Agreement.

(3)	We have assumed (i) that the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained in the

August 6, 2014

Agreement, the Registration Statement and the Representation Letters are true, correct, and complete, and will continue to be true, correct, and complete through and as of the time the Merger becomes effective under the laws of the State of South Carolina and the laws of the State of Delaware (the “Effective Time”) and thereafter (where relevant), (ii) that all such statements and representations of fact made “to the knowledge” of any person or party or with similar qualifications are true, correct and complete, and will continue to be true, correct and complete through and as of the Effective Time and thereafter (where relevant), in each case as if made without such qualifications, and (iii) any statements and representations of fact made in the Agreement, the Registration Statement or the Representation Letters regarding the “belief” of any person are true, correct and complete, and will continue to be true, correct and complete through and as of the Effective Time and thereafter (where relevant), in each case as if made without such qualifications.

(4)	We have assumed that the Agreement, the Registration Statement and the Representation Letters reflect all material facts relating to the Merger, FCB South and FCB North.

(5)	We have assumed that the Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and that the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

(6)	As to all matters with respect to which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

(7)	We have assumed that, other than the Agreement, there are no understandings or agreements between or among FCB South, FCB North or their respective affiliates that bear directly or indirectly on the Merger.

(8)	We have assumed that FCB South and FCB North will report the Merger on their federal income tax returns in a manner consistent with the opinion set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

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(9)	We have assumed that all documents submitted to us as originals are authentic; that all documents submitted to us as certified, conformed, electronic or photostatic copies conform to the originals thereof, and the originals of any such copies are authentic; that all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; that all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect; and that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Representation Letters), and we expressly disclaim any intent, undertaking or obligation to make any such investigation or verification.

We have evaluated the Merger and the representations set forth in the aforementioned Representation Letters in light of the requirements of Section 368 of the Code of, the Treasury Regulations promulgated thereunder, applicable judicial doctrines, and interpretive rulings of the Internal Revenue Service.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger,” (i) it is our opinion that the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code, and (ii) we adopt as our opinion, insofar as they may be construed as conclusions of U.S. federal tax law, the statements made in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger.” We are not providing any opinion regarding whether any income or gain will be recognized by FCB North or FCB South because indebtedness between (a) FCB South and any of its subsidiaries (on one hand) and (b) FCB North and any of its subsidiaries (on the other hand), is satisfied or extinguished as a result of the Merger.

The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Agreement or the Representation Letters, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform FCB South of any such change or inaccuracy that may occur or come to our attention. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinion set forth herein, or

August 6, 2014

that if challenged by the Internal Revenue Service, the opinion will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement on Form S-4 in the form to be filed with the Securities and Exchange Commission in connection with the solicitation of proxies from the shareholders of FCB South and FCB North to be used at special meetings of the shareholders to vote on the Merger. This letter may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the references to Haynsworth Sinkler Boyd, P.A. under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement.

Very truly yours,

/s/ Haynsworth Sinkler Boyd, P.A.

Haynsworth Sinkler Boyd, P.A.